Exhibit 10.2

THIS NOTE AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS PROVIDED HEREIN, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS PERMITTED UNDER RULE 144 OF THE ACT OR IS OTHERWISE EXEMPT FROM SUCH REGISTRATION.
THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE AND SHALL AT ALL TIMES BE AND REMAIN SUBORDINATE IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR DEBT (AS HEREINAFTER DEFINED) TO THE EXTENT AND IN THE MANNER SET FORTH IN SECTION 2.7 HEREOF.
HEALTHWAYS, INC.
Convertible Senior Subordinated Note
$20,000,000                                             October 1, 2013
Healthways, Inc., a Delaware corporation ("Company"), for value received, hereby promises to pay to CareFirst Holdings, LLC or its successors and permitted assigns ("Holder"), the principal amount of Twenty Million Dollars ($20,000,000) with interest on the unpaid principal balance hereof, all as hereinafter further provided.
1.INVESTMENT AGREEMENT.  This Convertible Senior Subordinated Note (this "Note") has been issued by Company pursuant to an Investment Agreement, dated as of October 1, 2013, between Company and Holder (as it may be amended from time to time in accordance with its terms, the "Investment Agreement").  Initially capitalized terms not defined herein shall have the respective meanings assigned to them in the Investment Agreement.

2.PAYMENTS.

2.1            Maturity.  If this Note has not previously been converted in accordance with Section 3 or redeemed in accordance with Section 2.4, then the entire outstanding principal of, and any accrued and unpaid interest on, this Note shall be due and payable in full on October 1, 2019 (the "Maturity Date").

2.2            Interest.  Subject to the provisions of Section 2.3(b)(ii) hereof, interest on this Note shall accrue from the date hereof until this Note is paid in full at the rate of 4.75% per annum, and shall be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each calendar year, beginning on December 31, 2013, and, if this Note has not been fully converted in accordance with the terms of Section 4 or redeemed in accordance with Section 2.4, on the Maturity Date or any other date on which such unpaid principal balance shall become due and payable in full (each such date being an "Interest Payment Date").  Interest on this Note shall be computed (a) for any full quarterly period, on the basis of a 360-day year of twelve 30-day months and (b) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for such periods of less than a month, the actual number of days elapsed over a 30-day month.  If any Interest Payment Date would fall on a day that is not a Business Day, the payment due on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date.

2.3            No Prepayment.
(a)            Except as provided in Section 2.3(b) or in Section 2.4, Company may not prepay all or any part of the principal of, or accrued and unpaid interest on, this Note, without the prior written consent of Holder.
(b)            (i)            In the event that Company seeks to incur any Senior Debt (including an amendment, restatement, renewal, extension or refinancing of the Senior Credit Agreement or the indebtedness that is the subject thereof) ("Additional Financing") and the new lender with respect to such Additional Financing either (i) objects to the Maturity Date occurring prior to the maturity of such Additional Financing, or (ii) as a result of the existence of this Note imposes conditions, requirements or restrictions with respect to such Additional Financing that Company, in its discretion, views as unduly burdensome, Company may provide Holder with notice thereof (an "Additional Financing Notice").

(ii)            Within fifteen (15) Business Days of its receipt of an Additional Financing Notice, Holder may notify Company in writing whether it has determined (which notification and determination shall be made in Holder's sole discretion) (A) to convert the outstanding principal of this Note and accrued and unpaid interest thereon into Common Stock in accordance with the provisions of Section 3 hereof; provided, however, that the Conversion Amount for purposes of Section 3 shall be increased by the amount of the Interest Make-Whole (as hereinafter defined), or (B) to extend the Maturity Date to a date that is six (6) months after the maturity of the Additional Financing; provided, however, that in the event Holder chooses to extend the Maturity Date in accordance with this Section 2.3(b)(ii)(B), from the date of the consummation of the Additional Financing until this Note is paid in full, interest on this Note shall accrue at a fixed per annum rate equal to the greater of (x) sum of (I) the then-current yield on U.S. Treasury securities whose maturity most nearly corresponds to the maturity of this Note, as extended, plus (II) 3.595%, and (y) 4.75%.  Any such conversion or extension made pursuant to this Section 2.3(b)(ii) shall be effective upon the consummation of the Additional Financing.

(iii)            In the event Holder shall not have provided Company with the notice described in Section 2.3(b)(ii) within fifteen (15) Business Days of its receipt of an Additional Financing Notice, or if Holder notifies Company within such 15 Business Day period that it chooses not to elect either of the options described in such Section, Company shall notify Holder in writing within five (5) days of the first to occur of (A) the expiration of such 15 Business Day period or (B) the giving of such notice by Holder whether Company has determined (which determination shall be made in Company's sole discretion) (1) to continue this Note under its existing terms, or (2) to redeem this Note.  Any such redemption shall occur upon the consummation of the Additional Financing by Company (x) paying to Holder the sum of (I) the outstanding principal of, and any accrued and unpaid interest on, this Note accrued to, but excluding, the date of such prepayment, plus (II) the net present value of the interest that would have been paid under the Note from the date of prepayment through the Maturity Date calculated at an annual discount rate of 2.00% (the "Interest Make-Whole"), and (y) issuing to Holder a warrant to purchase the number of shares of Common Stock into which this Note would have been convertible immediately prior to the consummation of the Additional Financing, such warrant to have a term equal to the remaining term of this Note and an exercise price equal to the Conversion Price (as hereinafter defined).  Such warrant shall provide for net exercise and otherwise have terms substantially similar to the warrants issuable under the Investment Agreement.

2.4            Conversion or Redemption on Change of Control.   Company shall give written notice of any proposed Change of Control to Holder at least twenty (20) Business Days before the consummation of such Change of Control.  Following receipt of such notice from Company but in any event not less than five (5) Business Days prior to the date of the proposed Change of Control, Holder shall have the option, subject to and effective upon the consummation of the Change of Control, to either (a) exercise its conversion rights in accordance with Section 3 by delivering to the Company written notice thereof, or (b) elect to require Company to redeem this Note for cash in an amount equal to the outstanding principal of, and any accrued and unpaid interest on, this Note accrued to, but excluding, the date fixed for redemption (the "Redemption Price").  The Redemption Price shall be due and payable in full upon the consummation of the Change of Control.

2.5            Manner of Payment.  Payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to a bank account designated by Holder for such purpose from time to time by written notice to Company, in such currency of the United States as at the time of payment shall be legal tender.

2.6            Obligations to Pay Unconditional.  The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, setoff, counterclaim, rescission, recoupment or adjustment whatsoever. Company hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

2.7            Subordination.
(a)            Payment Subordination.  Notwithstanding anything in this Note to the contrary,  except as otherwise provided in this Section 2.7, Company hereby agrees that it shall not make or permit any guarantor to make, and Holder hereby agrees that it will not accept, any payment, distribution, redemption, retirement, purchase or other acquisition of any Subordinated Debt (in each case, whether in cash, securities or other property or by set-off or recoupment), until all Senior Debt has been Finally Paid, other than (i) any increases to the principal amount owing under this Note resulting from the compounding of interest or the payment of interest in kind rather than payment in cash, securities or other property or by set-off or recoupment and (ii) shares of Common Stock issued upon the conversion of this Note pursuant to Section 2.3(b)(ii) or Section 3 (collectively, "Permitted Payments").  Notwithstanding the foregoing, Company may make and permit any guarantor to make, and Holder may accept, the payments of principal and interest expressly provided for in Section 2 of this Note, subject to the following terms and conditions:

(i)            The Company shall not make any payment in respect of the Subordinated Debt (other than Permitted Payments) if (x) a payment default on any Senior Debt occurs and is continuing; or (y) the maturity of any Senior Debt has been accelerated due to the occurrence of an event of default in accordance with its terms; or (z) any other default (a "Non-Payment Default") occurs and is continuing on Designated Senior Debt that permits the holders of such Designated Senior Debt to accelerate its maturity and Holder (with a copy to Company) receives a notice of such default (a "Payment Blockage Notice") from a holder of such Designated Senior Debt or a Representative thereof.  For avoidance of doubt, the issuance of a Payment Blockage Notice shall not in and of itself preclude the taking of Subordinated Debt Enforcement Actions, which are subject to the provisions of Section 2.7(d) hereof.

(ii)            Payments on the Subordinated Debt shall be resumed (including any missed payments) (A) in the case of a payment default on or acceleration of any Senior Debt, on the date on which such default is cured or waived and any such acceleration is rescinded or on which such Senior Debt is Finally Paid; provided that Company may pay the Subordinated Debt without regard to the foregoing if Company and Holder receive written notice from the holder(s) of such Senior Debt or the Representative thereof approving such payment; and (B) in case of a Non-Payment Default on any Designated Senior Debt, the earliest of (1) the date on which such default is cured or waived or on which such Senior Debt is Finally Paid, (2) 180 days after the date on which the applicable Payment Blockage Notice is received or (3) the date Holder and Company receive a notice from the holder(s) of such Designated Senior Debt or the Representative thereof rescinding the Payment Blockage Notice, unless in the case of clauses (2) and (3) the maturity of any Designated Senior Debt has been accelerated and such amounts owing under such Designated Senior Debt have not been paid.

(iii)            In no event shall the total number of days during which any Payment Blockage Notice may be in effect exceed one hundred eighty (180) days during any period of three hundred sixty-five (365) consecutive days.

(iv)            Not more than six (6) Payment Blockage Notices may be given during the term of this Note.

(v)            No Non-Payment Default that is known to any holder(s) of Designated Senior Debt or the Representative thereof and that existed or was continuing on the date of delivery of any Payment Blockage Notice from such holder(s) or Representative shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 60 days.

(b)            Subordination in the Event of Bankruptcy, Dissolution, Etc.  (i) In the event of any Proceeding: (A) all Senior Debt shall first be Finally Paid before any payment or distribution of any kind, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, securities or other property, shall be made in respect of Subordinated Debt, and (B) any payment or distribution of assets of any kind that would otherwise (but for this Section 2.7) be payable or deliverable on account of Subordinated Debt shall be paid or delivered directly to the Senior Agent for the benefit of the holders of the obligations under the Senior Credit Agreement until Finally Paid, and thereafter to the holders of any other Senior Debt or the Representative thereof for application to and payment of such Senior Debt until all Senior Debt shall have been Finally Paid, and thereafter as directed in writing by Company or other appropriate authority.  So long as the Senior Credit Agreement is outstanding, the Senior Agent shall be deemed to be the Representative of the holders of Senior Debt for purposes of this Section 2.7(b), and all payments and distributions shall be turned over to the Senior Agent who shall apply such payments as provided in clause (B) of the preceding sentence.

(ii)            In the event of any Proceeding, if Holder shall fail to do so at least thirty (30) days prior to any bar date therefor, Holder hereby irrevocably authorizes and empowers the holders of Senior Debt and their Representatives (in their own names, in the name of such Representatives, in the name of Holder or otherwise) for the benefit of the holders of Senior Debt, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Subordinated Debt of such and to file appropriate claims or proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Holder in respect of any Subordinated Debt.  The holders of Designated Senior Debt and their Representatives shall have the right, but are not obligated to, vote the claim of Holder in any Proceeding.  In the event the holders of the Designated Senior Debt or their Representatives vote any claim in accordance with the authority granted hereby, Holder shall not be entitled to change or withdraw such vote.  Holder agrees to execute and deliver to the holders of Designated Senior Debt or their Representatives such powers of attorney, assignments or other instruments as the holders of Designated Senior Debt may reasonably request to enable them to accomplish the matters set forth in this paragraph.  Notwithstanding anything to the contrary herein contained, subject to the provisions of this Section 2.7(b)(ii) Holder retains the right to file and defend proofs of claim in any Proceeding and in no event shall any such action be deemed to be a Subordinated Debt Enforcement Action.
(c)            Turnover of Improper Payments.  In the event that, notwithstanding the foregoing, any payment or distribution of assets of Company or any guarantor of any kind or character, whether direct or indirect (by set-off, recoupment or otherwise) and whether in cash, property or securities, shall be received by any Holder on account of the Subordinated Debt in violation of the provisions of this Note and before all Senior Debt is Finally Paid, such payment or distribution shall be received and held in trust by such Holder for the benefit of the holders of Senior Debt, or their Representatives, first, for the benefit of the Designated Senior Debt until Finally Paid, and then for the benefit of the remainder of the Senior Debt, ratably according to the respective amounts of Senior Debt held or represented by each, to the extent necessary to make payment in full in cash of all such Senior Debt.   So long as the Senior Credit Agreement is outstanding, the Senior Agent shall be deemed to be the Representative of the holders of Senior Debt for purposes of this Section 2.7(c), and all payments and distributions shall be turned over to the Senior Agent who shall apply such payments to Senior Debt until all Senior Debt has been Finally Paid and thereafter as directed in writing by Company.

(d)            Acceleration of Note; Holder Remedies.  Holder shall not take any Subordinated Debt Enforcement Action prior to the earliest to occur of:

(i)        the passage of one hundred eighty (180) days from the latest that each holder of Designated Senior Debt (or the Representative thereof) has received a Subordinated Default Notice from Holder if the Subordinated Default described therein shall not have been cured or waived within such period;

(ii)        acceleration of the maturity of any of the Senior Debt in a principal amount exceeding $10,000,000 (provided, however, that if any such acceleration of Senior Debt is thereafter rescinded, then all Subordinated Debt Enforcement Actions taken by Holder shall likewise be rescinded unless Holder shall have the right to take any Subordinated Debt Enforcement Action under any other clause of this subsection (d); provided, further, that such rescission shall not affect the running of the one hundred eighty (180) day period under clause (i) above to the extent the Subordinated Default giving rise thereto is not based on an acceleration of the corresponding Designated Senior Debt);

(iii)       the occurrence of a Proceeding (provided, however, that if such Proceeding is dismissed, the corresponding prohibition against Holder taking any Subordinated Debt Enforcement Action shall automatically be reinstated as of the date of dismissal as if such Proceeding had not been initiated, unless Holder shall have the right to take any Subordinated Debt Enforcement Action under another clause of this subsection (d); provided, further, that such reinstatement shall not affect the running of the one hundred eighty (180) day period under clause (i) above to the extent the Subordinated Default giving rise thereto is not based on the initiation of such Proceeding);

(iv)        the institution or commencement, by any holder of Designated Senior Debt or any Representative thereof, of any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to, with respect to such Designated Senior Debt, enforce, foreclose upon, take possession of or sell any material portion of the collateral securing Designated Senior Debt (other than any action by any such holder or Representative to take "control" of any deposit account or securities account of the Company or any of its Subsidiaries);

(v)        the stated final maturity of the Subordinated Debt (i.e., October 1, 2019 or such later date as Holder and the Company may expressly agree in writing and otherwise in accordance with the terms of this Note);  and

(vi)        the date on which all Senior Debt is Finally Paid;

provided, that in all of such cases under the foregoing clauses (i) through (v), any payments or other proceeds of any Subordinated Debt Enforcement Action obtained by Holder shall in any event be received and held in trust by such Holder for the benefit of the holders of Senior Debt, or their Representatives, first, for the benefit of the holders of the Designated Senior Debt until Finally Paid, and then for the benefit of the holders of all other Senior Debt in accordance with the respective amount of Senior Debt held or represented by each, to the extent necessary to make payment in full in cash of all such Senior Debt.  So long as the Senior Credit Agreement is outstanding, the Senior Agent shall be deemed to be the Representative of the holders of Senior Debt for purposes of this proviso, and all payments and distributions shall be turned over to the Senior Agent who shall apply such payments to Senior Debt until all Senior Debt has been Finally Paid, and thereafter to Holder until the indebtedness evidenced hereby has been fully and finally paid and thereafter as directed in writing by Company.
Holder shall give not less than ten (10) Business Days' written notice to each holder of Designated Senior Debt (or the Representative thereof) prior to taking any Subordinated Debt Enforcement Actions pursuant to clause (i) above, which notice may be given during such one hundred eighty (180) day period.
(e)            Subrogation.  Each Holder waives any subrogation rights that it may have with respect to Senior Debt until such time that all Senior Debt is Finally Paid, at which point Holder shall be immediately subrogated to the rights of the holders of Senior Debt (to the extent of payments and distributions made to such holders of Senior Debt pursuant to the provisions of this Section 2.7) to receive payments and distributions on account of Senior Debt until all amounts owing on account of Subordinated Debt shall be paid in full.  No payments or distributions on account of Senior Debt that Holder shall receive by reason of this subrogation, as between Company, any guarantor, any of their respective creditors (other than the holders of Senior Debt) and Holder, shall be deemed to be a payment on account of any Subordinated Debt and, for purposes of such subrogation, no payments or distributions to the holders of Senior Debt to which Holder would be entitled except for the provisions of this Section 2.7, and no payment over pursuant to the provisions of this Section 2.7 to the holders of Senior Debt or their Representatives by Holder, as between Company, any guarantor, any of their respective creditors (other than the holders of Senior Debt) and Holder, shall be deemed to be a payment on account of any Senior Debt, it being understood that the provisions of this Section 2.7 are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the holders of Senior Debt, on the other hand.

(f)            Reinstatement.  The provisions of this Section 2.7 shall continue to be effective or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt is rescinded or must otherwise be returned by any holders of Senior Debt or their Representatives (including, without limitation, in the event of any Proceeding), all as though such payment had not been made.  Without limitation to the foregoing, in the event that any Senior Debt is avoided, disallowed or subordinated pursuant to Section 548 of the U.S. Bankruptcy Code or any applicable state fraudulent conveyance laws, whether asserted directly or under Section 544 of the U.S. Bankruptcy Code, the provisions of this Section 2.7 shall continue to be effective or be reinstated, as the case may be.

(g)            Instrument Legend.  This Note and all other instruments (and all replacements thereof) evidencing the Subordinated Debt or any part thereof shall be inscribed with a legend, in the form appearing on the first page of this Note, conspicuously indicating that the payment thereof is subordinated to the payment of Senior Debt pursuant to the provisions of this Section 2.7.

(h)            Subordination Not Impaired.  All rights of the holders of Senior Debt and all agreements and obligations of Holder hereunder shall remain in full force and effect irrespective of (i) any amendment, modification, waiver or consent of any term or provision set forth in any Senior Debt Document; (ii) any increase or decrease in the amount of Senior Debt, or any change in the time, manner or place of payment of, or any other term of, all or any portion of the Senior Debt; (iii) any change, release or non-perfection of any security interest in or lien on any collateral securing all or any portion of the Senior Debt, or any amendment or waiver of or consent to the departure from, any guaranty for all or any part of the Senior Debt; or (iv) any circumstances that might otherwise constitute a defense available to, or a discharge of, Company or any guarantor in respect of any of the Senior Debt, or a defense available to, or a discharge of, any Holder in respect of its obligations under this Note.

(i)            Continuing Subordination.  This Section 2.7 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Debt; and such holders are made obligees hereunder and third party beneficiaries this Section 2.7; any one or more of them, and any Representative thereof, may enforce such provisions, and all such holders shall be deemed to have relied thereon.  The subordination effected by this Section 2.7 is a continuing subordination; and each Holder hereby unconditionally waives notice of the incurring of any Senior Debt or any part thereof and reliance by any holders of Senior Debt upon the subordination contained herein.  Each Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of the holders of Senior Debt, whether such Senior Debt was created or acquired before or after the incurrence or creation of any Subordinated Debt and whether such holders of Senior Debt are now known or hereafter become known, and each holder of Senior Debt shall be deemed conclusively to have relied upon such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt and shall be entitled to enforce the provisions of this Section 2.7 directly as if it were a party to this Note.   No right of any present or future holders of Senior Debt to enforce subordination provisions contained in this Section 2.7 shall at any time be prejudiced or impaired by any act or failure to act on the part of Company or by any noncompliance by Company with the terms of this Note.

(j)            No Impairment.  Nothing contained herein is intended to or shall impair, as between Company, its creditors (other than the holders of Senior Debt) and Holder, the obligation of Company, which is absolute and unconditional, to pay to Holder, subject to the rights of the holders of Senior Debt, this Note, as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holders and creditors of Company other than the holders of Senior Debt, nor shall anything herein or therein prevent Holder from exercising all remedies otherwise permitted by applicable law or under the terms of this Note subject to this Section 2.7 and the rights of the holders of Senior Debt.

(k)            Unsecured.  No collateral or security shall be granted to secure this Note or any guaranty hereof without the prior written consent of the Senior Agent.  In the event that Holder obtains any collateral or security in violation of this subsection (k), the grant of such collateral or security shall be void and shall be immediately and automatically released when purported to be granted without further action of any Person.  In furtherance of the foregoing, Holder (i) shall (or shall cause its agent) to promptly execute and/or deliver to any Representative such termination statements and releases as such Representative shall request to effect the release of the collateral or security of Holder in such collateral,  (ii) shall be deemed to have authorized Senior Agent and any other Representative to file any and all termination statements required by Senior Agent or such other Representative in respect of any such liens and (iii) hereby irrevocably appoints Senior Agent and each other Representative as its attorney-in-fact, with full authority in the place and stead of Holder and in the name of Holder or otherwise, to execute and deliver any document or instrument that Holder may be required to deliver pursuant to this subsection (k).

(l)            No Amendment; Third Party Beneficiary.  This Note may not be amended in any manner that is adverse to holders of the Designated Senior Debt (which, for avoidance of doubt, shall include (x) any increase in the interest payable in respect thereof other than pursuant to the provisions of Section 2.3(b)(ii) hereof and (y) any reduction in the term to maturity) without the prior written consent of the holders of Designated Senior Debt or their Representatives; provided, however, that (i) any amendment to the provisions of this Section 2.7 shall in any event require the prior written consent of the holders of Designated Senior Debt or their Representatives, and (ii) any extension of the maturity of this Note or any increase in the rate at which interest accrues on the principal balance of this Note made in accordance with the provisions of Section 2.3(b)(ii) hereof shall be permitted without the consent of the holders of Designated Senior Debt or their Representatives.  All holders of Senior Debt shall be third party beneficiaries of the provisions of this Section 2.7, entitled to rely on such provisions as if parties to this Note.

(m)            Company Representations, Warranties and Covenants with respect to the Senior Debt.  Company (i) represents and warrants to Holder that it has either disclosed in a publicly available filing with the Securities and Exchange Commission ("SEC") or otherwise disclosed to Holder in writing the identity of all holders of all Senior Debt and the amount of Senior Debt held by each such holder, in each case as of the date of this Note, and (ii) covenants and agrees that until such time as this Note has been converted in accordance with the provisions of Section 3 hereof or paid in full in cash (or other payment satisfactory to Holder), Company will, to the extent not previously disclosed by Company in a publicly available filing with the SEC, (A) promptly provide to Holder such information concerning the principal amount, terms, maturity and identities of the holders (or their trustee(s), agent(s) or representative(s)) of Senior Debt as Holder may from time to time reasonably request, and (B) promptly notify Holder in writing of (1) any default or event of default under any Senior Debt Document, and (2) any acceleration of the maturity of any of the Senior Debt.

(n)            Definitions.            For the purpose of this Note, the following terms shall have the specified meanings:

"Debt" of any Person at any date means

(1)            all indebtedness of such Person for borrowed money;
(2)            all obligations of such Person evidenced by credit agreements, notes, bonds, debentures or other similar instruments;
(3)            all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of Debt; provided, however, that in all events all obligations of the Company and its Subsidiaries in respect of acceptances, letters of credit or other similar facilities issued pursuant to the Senior Credit Agreement or any other credit agreement shall be Debt; and
(4)            all guaranty obligations of such Person in respect of the Debt of another Person.
Notwithstanding the foregoing, the Debt of a Person does not include:

(1)	any obligation of such Person for the deferred purchase price of property or services (including any indebtedness created or arising under any conditional sale or other title retention agreement);
(2)            any capitalized lease obligations of such Person or any indebtedness of such Person incurred to finance all or any part of the acquisition cost of any fixed assets;
(3)            any obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person or any warrants, rights or options to acquire such equity interests;
(4)            any liability for federal, state, local or other taxes owed or owing by such Person;

(5)            any intercompany indebtedness of such Person or any of its subsidiaries to such Person or any of its affiliates;

(6)            any trade payables; or

(7)            any indebtedness that is classified as non-recourse in accordance with generally accepted accounting principles or any unsecured claim arising in respect thereof by reason of the application of Section 1111(b)(1) of the Bankruptcy Code.

"Designated Senior Debt" means:

(1)            all indebtedness and other obligations of Company and its Subsidiaries under or in connection with the Senior Credit Agreement; and

(2)            after all indebtedness and other obligations under or in connection with the Senior Credit Agreement have been Finally Paid, any other Senior Debt the principal amount of which is $25.0 million or more and that has been designated by the Company in a written notice provided to Holder as "Designated Senior Debt."

"Finally Paid," when used in connection with Senior Debt, means the full payment in cash (or other payment satisfactory to the holders of Senior Debt) and satisfaction of the Senior Debt (other than indemnity obligations under the Senior Debt Documents that are not then due and payable or for which any events or claims in respect thereof have not occurred or been asserted) and the irrevocable termination of all commitments to provide financing or other credit accommodations under the Senior Debt Documents.

"Proceeding" shall mean (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Company, its Subsidiaries or any of their properties, whether voluntary or involuntary, (ii) any proceeding for any liquidation, dissolution or other winding-up of Company or any of its Subsidiaries, whether voluntary or involuntary, and regardless of whether involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or marshaling of assets of Company or any of its Subsidiaries, or the appointment of a trustee, receiver, sequestrator, custodian or similar official for Company, its Subsidiaries or any of their properties.

"Representative" shall mean (i) with respect to the Senior Debt under the Senior Credit Agreement, Senior Agent, and (ii) with respect to any other Senior Debt, any trustee, agent or representative for the holder(s) of such Senior Debt that has been identified by the Company in a written notice provided to Holder.

"Senior Agent" shall mean SunTrust Bank, as administrative agent under the Senior Credit Agreement, together with its successors and assigns.

"Senior Credit Agreement" shall mean that certain Fifth Amended and Restated Credit Agreement, dated as of June 8, 2012, by and among Company, the lenders from time to time parties thereto and the Senior Agent, as amended, restated, refinanced, extended, renewed, supplemented or otherwise modified from time to time.

"Senior Debt" shall mean:

(1)            all indebtedness of Company or any of its Subsidiaries under or in connection with the Senior Credit Agreement or under any other credit facilities;

(2)            any other Debt of Company or any of its Subsidiaries owed to any Person other than Holder, unless such Debt is subordinated in right of payment to any other Debt of Company; and

(3)            with respect to each of the items listed in the preceding clauses (1) and (2), all indebtedness, guaranties and obligations owed by Company or any of its Subsidiaries pursuant to or in connection therewith, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to Subsidiaries of Company, regardless of whether such claim is permitted or allowed in such proceeding), reimbursement obligations, prepayment premium, fees, expenses, indemnification payments, costs and expenses (including all fees and expenses of counsel to any holders of Senior Debt), in each case whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

"Senior Debt Document" shall mean, with respect to any Senior Debt, any instrument, document or agreement evidencing or securing any of such Senior Debt, in each case as amended, restated, extended, renewed, supplemented or otherwise modified from time to time.

"Subordinated Debt" shall mean all indebtedness and obligations owed by Company and all of its Affiliates and Subsidiaries, if any, to Holder incurred pursuant to or in connection with this Note and all guarantees of such indebtedness and obligations, including without limitation, all principal, interest, fees, expenses, indemnification payments, costs and expenses (including all fees and expenses of counsel to Holder incurred pursuant to this Note), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof.

"Subordinated Debt Enforcement Action" means  (a) to take from or for the account of the Company or any of its Subsidiaries or any other Person, by set-off or in any similar manner, the whole or any part of any moneys that may now or hereafter be owing by the Company with respect to the Subordinated Debt, (b) to sue for payment of, or to initiate or participate with others in any suit, action or proceeding against the Company or any other Person to (i) enforce payment or performance of or to collect the whole or any part of the Subordinated Debt or (ii) commence judicial or non-judicial enforcement of any of the rights and remedies under the this Note or any documents or agreements executed in connection herewith or applicable law with respect to the Subordinated Debt, including, without limitation, the commencement of a Proceeding, (c) to accelerate the Subordinated Debt, (d) to exercise any put option or to cause the Company to honor any redemption or mandatory prepayment obligation under any Subordinated Debt Document (other than a conversion under Section 3 hereof), (e) to notify account debtors or directly collect accounts receivable or other payment rights of the Company, (f) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to, with respect to the Subordinated Debt, enforce, foreclose upon, take possession of or sell any property or assets of the Company or any other Person, (g) to exercise in any other manner any remedies with respect to the Subordinated Debt set forth in this Note or any document or agreement executed in connection herewith or that otherwise might be available to Holder at law, in equity, pursuant to judicial proceeding or otherwise or (h) commence any legal proceedings or actions against or with respect to the Company or any of the Company's assets for the purpose of effecting or facilitating any of the actions described in clauses (a) through (g) above.

"Subordinated Default" means a default in the payment of the Subordinated Debt, or performance of any term, covenant or condition contained in this Note or any document or agreement executed in connection herewith or the occurrence of any other event or condition constituting an event of default under this Note, in each case in respect of which all applicable grace and cure periods with respect thereto have lapsed.

"Subordinated Default Notice" means a written notice to Senior Agent pursuant to which Senior Agent is notified of the existence of a Subordinated Default, which notice incorporates a reasonably detailed description of such Subordinated  Default.

3.CONVERSION.  This Note shall be convertible into shares of Company's common stock, par value $0.001 per share (the "Common Stock"), on the terms and conditions set forth in this Section 3.

3.1            Conversion Right.  At any time, and from time to time, on or after the date hereof, Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as hereinafter defined) into fully paid and non‑assessable shares of Common Stock in accordance with Section 3.3 (the "Shares"), at the Conversion Rate (as hereinafter defined).  No fractional shares shall be issued upon conversion of this Note, and any portion of the Conversion Amount that otherwise would be convertible into a fractional share shall be paid in cash in an amount based on the Conversion Price.  Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of Holder) that may be payable with respect to the issuance and delivery of the Shares to Holder upon conversion of any Conversion Amount.

3.2            Conversion Rate. The number of Shares issuable upon conversion of any Conversion Amount pursuant to Section 3.1 (the "Conversion Rate") shall be determined by dividing (x) the Conversion Amount by (y) the Conversion Price.
(a)	"Conversion Amount" means the sum of (i) the portion of the principal to be converted and (ii) accrued and unpaid interest with respect to such principal to, but excluding, the Conversion Date.
(b)	"Conversion Price" means $22.41 per Share, subject to adjustment as provided herein.
3.3            Procedure for Conversion.  To convert any Conversion Amount into Shares on any date (a "Conversion Date"), Holder shall (a) transmit by facsimile or otherwise in accordance with Section 9.2, for receipt on or prior to 4:00 p.m., New York City time, on such date, a copy of an executed notice of conversion in the form attached hereto as Appendix I (the "Conversion Notice") to Company and (b) cause this Note to be delivered to Company as soon as reasonably practicable on or following such date (but no later than within two Business Days following the date on which the Conversion Notice is given). On or before 4:00 p.m., New York City time, on the first Business Day following the date of receipt of a Conversion Notice, Company shall transmit by facsimile or otherwise in accordance with Section 9.2 a confirmation of receipt of such Conversion Notice to Holder (at the facsimile number provided in the Conversion Notice) and Company's transfer agent, if any.  On or before 4:00 p.m., New York City time, on the third Business Day following the date of receipt of a Conversion Notice, Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate (or non-certificated Shares represented by book-entry on the records of Company or Company's transfer agent (the "Book-Entry Shares")), registered in the name of Holder or its designee, for the number of Shares to which Holder shall be entitled. Company shall, as soon as reasonably practicable and in no event later than three Business Days after receipt of this Note and at its own expense, issue and deliver to Holder a new Note representing the outstanding principal not converted. The Person(s) entitled to receive the Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Shares on the Conversion Date.

4.ADJUSTMENTS TO THE CONVERSION SHARES.

4.1            Stock Dividends, Splits, Etc.  If, at any time while this Note is outstanding, Company declares or pays a dividend or other distribution on the outstanding shares of the Common Stock payable in additional shares of the Common Stock or other securities (including rights to acquire securities), then upon exercise or conversion of this Note, for each Share acquired, Holder shall receive, without cost to Holder, the total number of shares of Common Stock or the total number and kind of other securities, as applicable, to which Holder would have been entitled had Holder held such Shares as of the date on which a record is taken for such dividend or other distribution.  If Company subdivides the outstanding shares of the Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Conversion Price shall be proportionately decreased as of the date on which a record is taken for such subdivision.  If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Conversion Price shall be proportionately increased and the number of Shares shall be proportionately decreased as of the date on which a record is taken for such combination or consolidation.

4.2            Reorganization, Reclassification, Exchange, Conversion or Substitution.  Upon any reorganization, reclassification (other than a subdivision, combination or consolidation referred to in Section 4.1), exchange, conversion, substitution or similar event affecting the outstanding shares of the Common Stock at any time while this Note is outstanding, Holder shall be entitled to receive, upon conversion of this Note, the number and kind of securities and property that Holder would have received for the Shares if this Note had been converted in full immediately before such reorganization, reclassification, exchange, conversion, substitution or similar event, at an aggregate Conversion Price not exceeding the aggregate Conversion Price in effect as of immediately prior thereto.  Promptly following written request from Holder, Company or its successor shall issue to Holder a certificate pursuant to Section 4.5 setting forth the number, class and series or other designation of such new securities or other property issuable upon conversion of this Note as a result of such reorganization, reclassification, exchange, conversion, substitution or similar event.  The provisions of this Section 4.2 shall similarly apply to successive reorganizations, reclassifications, exchanges, conversions, substitutions, and similar events.

4.3            Distributions.  If Company, at any time while this Note is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding (a) evidences of indebtedness and other assets referred to in Section 4.1 or Section 4.2 above, and (b) dividends or distributions paid in cash), then in each such case the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Closing Price determined as of the record date mentioned above and of which the numerator shall be such Closing Price on such record date less the then per share fair market value at such record date of the portion of such evidences of indebtedness or assets so distributed with respect to one outstanding share of Common Stock as determined by the Company Board in good faith.

4.4            No Impairment.  Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution, issue, sale of securities, closing of its stockholder books and records, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Note by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 4 and in taking all such actions as may be necessary or appropriate to protect Holder's rights under this Note against impairment.

4.5            Certificate as to Adjustments.  Upon each adjustment of the Conversion Price, the Common Stock and/or number of Shares, or upon the occurrence of any transaction or event described in this Section 4, Company shall promptly notify Holder thereof in writing, and, at Company's expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. Company shall, upon written request, furnish Holder a certificate setting forth the Conversion Price, Common Stock and number of Shares in effect upon the date thereof and the series of adjustments leading to such Conversion Price, Common Stock and number of Shares.

5.EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an event of default (an "Event of Default"):

(a)	A default in the payment of the principal of this Note, when and as the same shall become due and payable, regardless of whether such payment is permitted under Section 2.7.
(b)
A default in the payment of any interest on this Note, when and as the same shall become due and payable, which default shall continue for 15 Business Days after the date fixed for the making of such interest payment, regardless of whether such payment is permitted under Section 2.7.

(c)
A default in the performance, or a breach, in either case in any material respect, of any covenant or agreement of Company in this Note (other than a default specified in clause (a) or (b) above) and continuance of such default or breach for a period of 30 days after receipt by Company of written notice from Holder as to such default or breach.

(d)	Any representation or warranty of Company made in this Note or the Investment Agreement is proven not to have been true and correct in any material respect as of the date of this Note.

(e)	Failure by Company to deliver the Shares due upon exercise of Holder's conversion rights in accordance with Section 3.
(f)
The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Company in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Company under any applicable federal or state law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days.

(g)
The commencement by Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Company in furtherance of any such action.

(h)
A default under any agreement or other instrument under which Company then has, or has guaranteed or is otherwise liable for, outstanding indebtedness in the aggregate amount of $10,000,000 and either (i) such default results from the failure to pay any such indebtedness at its stated final maturity or (ii) such default has caused the holder of such indebtedness to declare such indebtedness to be due and payable prior to its stated final maturity, unless, within 30 days after there has been given, by registered or certified mail, a written notice of default under this clause (h) to Company by Holder, the defaulted payment referred to in subclause (i) above shall have been made, waived or extended or the default referred to in subclause (i) above shall have been cured, or the acceleration of indebtedness referred to in clause (ii) above shall have been rescinded, stayed or annulled or such indebtedness shall have been repaid in full.

(i)
A final judgment for the payment of money in the aggregate amount of $10,000,000 or more (excluding any amounts covered by insurance) rendered against Company or any of its Subsidiaries, which judgment is not paid, discharged, rescinded, stayed or annulled within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal thereof have been extinguished.

6.REMEDIES UPON DEFAULT.  If an Event of Default occurs and is continuing, Holder may exercise any or all of the following rights and remedies, subject to Section 2.7:
(a)
Declare the outstanding principal of, and any accrued and unpaid interest on, this Note to be immediately due and payable, and upon such declaration, the outstanding principal of, and any accrued and unpaid interest on, this Note shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived.

(b)	Exercise any and all other rights and remedies available to Holder and otherwise available to creditors at law and in equity.

7.TRANSFER.  This Note and the rights granted to Holder are transferable and assignable, in whole or in part, upon surrender of this Note to Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to Company; provided, however, that (a) any transfer or assignment to an Affiliate of Holder shall be subject to the conditions set forth in Sections 6.11, 7.1(e) and 8 of the Investment Agreement and (b) during the Restricted Period, Holder shall not transfer or assign this Note or the rights granted to Holder to any Person other than an Affiliate of Holder.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of Company's obligation to pay such interest and principal. Company shall not have the right to assign its rights or obligations hereunder or any interest herein.

8.REGISTRATION RIGHTS.  The shares of Common Stock issuable upon conversion of this Note shall be "Registrable Common Shares" under that certain Registration Rights Agreement, dated as of October 1, 2013, by and between Company and Holder.

9.MISCELLANEOUS.

9.1            Lost or Destroyed Note.  Upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, Company, at its expense, shall execute and deliver, in lieu thereof, a new Note of like date and tenor.

9.2            Notices. All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, in each case with electronic confirmation of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.  Such notices, demands, requests, consents and other communications shall be sent to the following parties at the following addresses.

if to Company, to:

Healthways, Inc.
701 Cool Springs Boulevard
Franklin, TN  37067
Attention: General Counsel
Fax: 615-778-0486
Email:  Mary.Flipse@healthways.com

if to Holder, to:

CareFirst Holdings, LLC
1501 Clinton Street
Baltimore, Maryland 21224
Attention: Executive Vice President, General Counsel and Corporate Secretary
Fax: 410-505-6654
Email:  Meryl.Burgin@CareFirst.com

if to Senior Agent, to:

SunTrust Bank
333 Peachtree Road NE, 7th Floor
Atlanta, Georgia 30326
Attention: Healthways Account Manager
Fax: (404) 926-5173
with a copy to:

SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Fax: (404) 495-2170

and

King & Spalding LLP
1180 Peachtree Street, N.W.
Atlanta, Georgia 30309
Attention: Carolyn Z. Alford
Fax: (404) 572-5100

9.3            Waivers.  The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to Holder whether at law, in equity, or otherwise.  No delay, forbearance, or neglect by Holder, whether in one or more instances, in the exercise of any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Note shall constitute or be construed as a waiver thereof.  No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Note, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by Holder.  No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

9.4            Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Sections 2.4, 2.7, 3 and 4 of this Note were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of Sections 2.4, 2.7, 3 and 4 of this Note and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

9.5            Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.6            Successors and Assigns.  Except as provided in Section 7, this Note and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Holder may, without obtaining the prior written consent of Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Holder; and provided further that any such assignment, delegation or transfer to an Affiliate of Holder shall not release Holder of its obligations hereunder.  Company shall execute such acknowledgements of such assignments in such form as Holder may from time to time reasonably request.  Any attempted assignment, delegation, or transfer in violation of this Section 9.6 shall be void and of no force or effect.

9.7            Amendments.  This Note may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Note and signed by Company and Holder.

9.8            Severability.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Note.

9.9            Descriptive Headings; No Strict Construction.  The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note. The parties to this Note have participated jointly in the negotiation and drafting of this Note. If an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Note. The parties agree that prior drafts of this Note shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Note.
[signature page follows]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its duly authorized representative as of the date first above written.

HEALTHWAYS, INC.

By:             /s/ Alfred Lumsdaine
Name:           Alfred Lumsdaine
Title:              Executive Vice President, Chief Financial Officer

APPENDIX I

CONVERSION NOTICE

Reference is made to the Convertible Senior Subordinated Note (the "Note") issued to the undersigned by Healthways, Inc. ("Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $0.001 per share (the "Common Stock") of Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:
Dated: